Exhibit A-1

(Unaudited)

Nicor Inc.

Consolidating Statement of Operations

For the Year Ended December 31, 2004

(Millions, except per share data)

	Nicor Inc.	Nicor Gas (a)	Birdsall, Inc. (b)	Nicor Energy Ventures Company (c)	Nicor Solutions, LLC	Nicor Horizon, Inc.	Nicor Purchasing LLC	Tropical Bahamas Ltd.	Nicor Oil and Gas Corporation	Nicor Mining Inc.	Nicor National Inc.	Adjustments and Eliminations	Consolidated
Operating revenues	$0.1	$2,363.9	$310.7	$48.0	$	$—	$—	$6.9	$—	$—	$—	$	$2,739.7

Operating expenses
Cost of gas	—	1,695.0	—	—		—	—	—	—	—	—		1,695.0
Operating and maintenance	5.3	233.6	258.3	35.0		0.1	—	—	0.1	—	—		544.1
Depreciation	—	148.8	16.4	1.3		—	—	—	—	—	—		166.6
Taxes, other than income taxes	—	158.5	4.4	0.8		—	(0.1)	—	—	—	—		163.6
Mercury-related costs (recoveries), net	—	—	—	—		—	—	—	—	—	—		—
Property sale loss (gain)	—	—	0.2	—		—	—	—	—	—	—		(5.8)
Litigation charge	38.5	—	—	—		—	—	—	—	—	—		38.5

	43.8	2,235.9	279.3	37.1		0.1	(0.1)	—	0.1	—	—		2,602.0

Operating income (loss)	(43.7)	128.0	31.4	10.9		(0.1)	0.1	6.9	(0.1)	—	—		137.7

Equity investment income (loss)	(2.3)	(0.1)	6.5	0.6		1.6	—	—	—	—	—		6.3
Other income (expense), net	108.1	4.5	0.7	0.3		—	—	—	0.1	—	—		2.5
Interest expense, net of amounts capitalized	11.2	37.2	0.7	0.5		—	—	—	—	—	—		41.2

Income (loss) before income taxes	50.9	95.2	37.9	11.3		1.5	0.1	6.9	—	—	—		105.3
Income taxes	(24.3)	33.1	10.3	4.7		0.6	—	2.4	—	—	—		30.2

Net Income (loss)	75.2	62.1	27.6	6.6		0.9	0.1	4.5	—	—	—		75.1

Dividends on preferred stock	—	0.1	—	—		—	—	—	—	—	—		—

Earnings (loss) applicable to common stock	$75.2	$62.0	$27.6	$6.6	$	$0.9	$0.1	$4.5	$—	$—	$—	$	$75.1

Average shares of common stock outstanding
Basic													44.1
Diluted													44.3

Earnings per average share of common stock
Basic													$1.71
Diluted													$1.70

(a)	From Nicor Gas consolidated column on Exhibit A-4.
(b)	From Birdsall, Inc. consolidated column on Exhibit A-7.
(c)	From Nicor Energy Ventures Company consolidated column on Exhibit A-10.

*	This Exhibit A contains confidential information which has been redacted, but filed separately with the Securities and Exchange Commission.